EXHIBIT 4.1

Wachovia Bank, N.A.

Commercial Banking

FL6087

200 South Biscayne Boulevard

Annex Building

Miami. FL 33131

Tel 305 789-1220 Fax 305 789-5036

WACHOVIA

October 10, 2008

Michael Steiner

Dryclean USA, Inc

290 NE 68th Street

Miami, FL 33138

RE:

Promissory Note from Dryclean USA, Inc. (“Borrower”) to Wachovia Bank, National Association (“Wachovia”) in the original principal amount of $2,250,000.00 dated November 2, 1998 including any amendments (the “Note”)

Dear Mr. Steiner:

Wachovia is pleased to extend its obligation to advance funds under the Note until October 30, 2009. As we discussed, you have agreed to either maintain a balance of $500,000.00 in a Wachovia Money Market account or reflect 50% utilization during the term of the Note.

All other terms, conditions and provisions of the Note and Loan Documents (as defined in the Note) remain unchanged and in full force and effect.

Thank you for allowing Wachovia to be of service. Please feel free to call me if you have any questions about this renewal.

Sincerely,

Wachovia Bank, National Association

/s/ Ramon Falero

Ramon Falero

Vice President